Exhibit 99.1

Contacts:

Investor Relations:
Angela White ir@vistaprint.com
781-652-6480

Media Relations:
Manya Chait publicrelations@vistaprint.com
781-652-6444

VistaPrint Reports Second Quarter of Fiscal Year 2008 Financial Results

•	Quarterly revenue rose 64% year over year to $105 million

•	Acquired over 1.1 million new customers in the quarter

•	Announces strategic partnership with Intuit

•	GAAP net income increased 34 percent year over year

•	39 percent of revenue came from web sites targeting non-US markets

Hamilton, Bermuda, January 24, 2008 — VistaPrint Limited (Nasdaq:VPRT), the leading online supplier of high-quality graphic design services and customized printed products to small businesses and consumers, today announced its financial results for the three month period ended December 31, 2007, the second quarter of its 2008 fiscal year.

Revenue for the second quarter of fiscal year 2008 was $105.0 million, an increase of 64 percent when compared to revenue of $64.0 million in the same quarter of fiscal year 2007.

Net income on a GAAP basis for the second quarter of fiscal year 2008 was $11.2 million, which was 10.6 percent of revenue and $0.24 per share on a fully diluted basis. In the same quarter of fiscal year 2007, the Company achieved net income on a GAAP basis of $8.3 million, which was 13.0 percent of revenue and $0.18 per share on a fully diluted basis.

On a non-GAAP basis, excluding share-based compensation expense, adjusted net income for the second quarter of fiscal 2008 was $14.9 million, 14.1 percent of revenue, and $0.32 per fully diluted share. During the same quarter of the prior fiscal year, non-GAAP adjusted net income, excluding share-based compensation expense, was $10.0 million, 15.7 percent of revenue, and $0.22 per fully diluted share.

“VistaPrint delivered an outstanding second quarter: our first with revenue in excess of $100 million and also our first with over a million new customers,” said Robert Keane, president and chief executive officer. “Our growth investments continue to generate returns. Two great examples from the second quarter were our growth in Europe and a promising strategic partnership with Intuit.” Continuing, Mr. Keane stated, “As always, VistaPrint remains focused on the long term and we look forward to continuing growth, increasing our competitive advantage, and strong profitability.”

Financial Metrics:

•	Revenue for the second quarter of fiscal year 2008 grew to $105.0 million, a 64 percent increase over revenue of $64.0 million reported in the same quarter a year ago.

•	Gross margin (revenue minus the cost of revenue) in the second quarter was 62.0 percent, compared to gross margin of 64.0 percent in the same quarter a year ago.

•	Operating income in the second quarter was $11.8 million, or 11.2 percent of revenue, and reflected a 38 percent increase over operating income of $8.5 million in the same quarter a year ago.

•	GAAP net income for the second quarter was $11.2 million, or 10.6 percent of revenue, representing a 34 percent increase compared to GAAP net income of $8.3 million in the same quarter a year ago.

•

Non-GAAP adjusted net income for the second quarter, which excludes share-based compensation expense, was $14.9 million, or 14.1 percent of revenue, representing a 48 percent increase over non-GAAP adjusted net income of $10.0 million in the same quarter a year ago.

•

Non-GAAP adjusted net income per fully diluted share for the second quarter, which excludes share-based compensation expense, was $0.32, versus adjusted net income per fully diluted share of $0.22 in the same quarter a year ago.

•	The Company had $125.0 million in cash, cash equivalents and marketable securities as of December 31, 2007.

•	Capital expenditures in the second quarter were $18.1 million.

•	During the second quarter, the Company generated $38.0 million in cash from operations and $17.6 million in free cash flow.

Operating Metrics

•	VistaPrint acquired over 1.1 million new customers in the quarter ending December 31, 2007.

•	Repeat customers generated approximately 63 percent of total quarterly bookings, consistent with the same quarter a year ago.

•	Average daily order volume in the second quarter exceeded 30,000, an increase of 67 percent over average daily order volume of approximately 18,000 in the same quarter a year ago.

•

Referral fees generated revenue of $6.6 million or 6.3 percent of total revenue in the second quarter of the current fiscal year, compared to $4.4 million from referral fees, or 6.9 percent of total revenue in the same quarter a year ago.

•	Advertising spending in the second quarter was $20.9 million or 19.9 percent of revenue compared to advertising spending of $13.3 million or 20.8 percent of revenue in the same quarter a year ago.

•

VistaPrint web sites that target non-US markets contributed 39 percent of total revenue in the second quarter, up from 34 percent in the same quarter a year ago. Non-US revenue increased 91 percent year over year in US dollars. Excluding the impact of changes in foreign currency exchange rates, non-US revenue grew 72 percent year over year. Quarterly revenue from US websites grew 50% year over year.

•	Average order value in the second quarter including revenue from shipping was $35.50 compared to average order value of $35.94 in the same quarter a year ago.

•	Web site sessions in the second quarter were 53.0 million, a 55 percent increase over 34.3 million web site sessions in the same quarter a year ago.

•	Conversion rates were 5.4 percent in the second quarter of fiscal 2008, compared to conversion rates of 4.9 percent in the same quarter a year ago.

Growth Investments, Innovation, and Partnerships:

•	Invested $18.1 million in capital expenditures in the second quarter of fiscal 2008.

•	Introduced wall calendars and an online caricature tool.

•

Entered into a strategic partnership with Intuit to provide a white label, Intuit-branded web site for small business printing services as well as design and print functionality that will be integrated into future releases of the QuickBooks software. Intuit’s QuickBooks is a leading provider of small business services with approximately 3.5 million active small business customers.

“VistaPrint marked milestones in the second quarter, both in terms of new customer acquisitions and revenues,” noted chief financial officer Harpreet Grewal. He continued, “Our holiday performance in the second quarter was strong, and we are now well positioned to drive and meet the seasonal increase in demand for SOHO marketing products and services that we typically see in our third fiscal quarter.”

Financial Guidance as of January 24, 2008:

As previously discussed, VistaPrint ceased issuing quarterly gross margin guidance following the quarter ended September 30, 2007 and does not plan to provide annual gross margin guidance beyond fiscal year ending June 30, 2008. In addition, the Company does not plan to provide non-GAAP adjusted net income per fully diluted share guidance for any periods beyond the fiscal year ending June 30, 2008. However, the Company will continue to disclose share-based compensation expenses in its reported results to facilitate non-GAAP earnings per share comparisons during a transition period.

Based on current and anticipated levels of demand, the Company expects the following:

Revenue

•	For the third quarter of fiscal year 2008, ending March 31, 2008, the Company expects revenue to be $102 million to $107 million.

•	For the full fiscal year ending June 30, 2008, the Company expects revenue to be $385 million to $395 million.

Gross Margins

•	For the full fiscal year ending June 30, 2008, the Company expects gross margins to be 62 percent to 64 percent.

GAAP Fully-Diluted Earnings Per Share

•	For the third quarter of fiscal year 2008, ending March 31, 2008, the Company expects GAAP fully-diluted earnings per share to be $0.20 to $0.24.

•	For the full fiscal year ending June 30, 2008, the Company expects GAAP fully-diluted earnings per share to be $0.78 to $0.86.

Non-GAAP Adjusted Net Income Per Fully Diluted Share

•

For the third quarter of fiscal year 2008, ending March 31, 2008, the Company expects non-GAAP adjusted net income per fully diluted share, which excludes share-based compensation expenses, to be $0.28 to $0.32.

•	For the full fiscal year ending June 30, 2008, the Company expects non-GAAP adjusted net income per fully diluted share, which excludes share-based compensation expenses, to be $1.10 to $1.18.

Capital Expenditures

•	For the third quarter of fiscal year 2008, ending March 31, 2008, the Company expects to make capital expenditures of approximately 18 to 22 percent of fiscal year 2008 third quarter revenue.

•	For the full fiscal year ending June 30, 2008, the Company expects to make capital expenditures of approximately 17 to 20 percent of fiscal year 2008 revenue.

Guidance for the full fiscal year ending June 30, 2009

•	For the full fiscal year ending June 30, 2009, the Company expects GAAP fully-diluted earnings per share to be $1.10 to $1.20, which assumes 47.5 million weighted average shares outstanding.

•

The Company is providing the following assumptions to facilitate comparisons with non-GAAP adjusted net income per fully diluted share: non-GAAP fully diluted weighted average share count for the fiscal year ending June 30, 2009 of approximately 48.2 million shares, share based compensation of approximately $20 million, and, based on those assumptions, fiscal year 2009 non-GAAP adjusted net income per fully diluted share range of approximately $1.50 to $1.60. Please note, however, that earnings per share guidance for any period beyond June 30, 2008 is GAAP-based and any additional assumptions are provided solely to facilitate comparisons.

The foregoing guidance supersedes any guidance previously issued by the Company. Any and all previous guidance should no longer be relied upon.

At approximately 4:20 p.m. (EST) on January 24, 2008, VistaPrint will post, on the investor relations section of www.vistaprint.com, a link to a pre-recorded audio visual end-of-quarter presentation along with a downloadable transcript of the prepared remarks that accompany that presentation. At 5:00 p.m. (EST) there will be a web cast of a live Q&A session with VistaPrint management. Links to this Q&A session will also be posted on the investor relations section of the Company’s web site. A replay of the Q&A session will be available on the Company’s web site following the call on January 24, 2008.

About non-GAAP financial measures

To supplement VistaPrint’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, VistaPrint has used the following measures defined as non-GAAP financial measures by the SEC: non-GAAP adjusted net income and non-GAAP adjusted net income per diluted share. The items excluded from the non-GAAP measurements are share-based compensation expenses. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The table has more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

VistaPrint’s management believes that these non-GAAP financial measures can provide meaningful supplemental information regarding our performance by excluding certain expenses that may not be indicative of our core business operating results. VistaPrint believes that both management and investors have historically benefited from referring to these non-GAAP financial measures in assessing VistaPrint’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also have facilitated management’s internal comparisons to VistaPrint’s historical performance and our competitors’ operating results. Management believes that these benefits were particularly important during the period following adoption of SFAS 123(R), as prospective equity grants resulted in incremental share based compensation expenses not previously reported by VistaPrint prior to adoption of SFAS 123(R) on July 1, 2005, which management believes were not indicative of core business operating results.

Beginning with the Company’s first quarter of the fiscal year ending June 30, 2009, VistaPrint plans to eliminate the use of non-GAAP financial measures in our financial reporting and guidance. At that point in time, VistaPrint will have reported share based compensation expenses in our financial statements for a period of three fiscal years. As such, Management believes that the reporting of non-GAAP measures will no longer be required to facilitate management’s and investors’ comparisons to VistaPrint’s historical performance, and therefore will not provide meaningful supplemental information regarding our performance. Until VistaPrint ceases to include non-GAAP financial measures in our reporting, we expect to compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Share-based compensation expense

VistaPrint adopted SFAS 123(R), Share-Based Payments, on July 1, 2005 and began expensing the fair value of share option grants issued to employees and directors. Prior to that date, the Company had accounted for share option grants under the provisions of APB No. 25, Accounting for Stock Issued to Employees, and therefore had not recorded any compensation expense related to such grants. Management has excluded share-based compensation expense from the non-GAAP measurements for fiscal years 2006, 2007 and 2008 to facilitate comparison and analysis to historical performance and our competitors’ operating results.

Although management believes that these non-GAAP financial measures are helpful to understanding the Company’s financial performance, to gain a more complete understanding of the Company’s financial performance, management does (and investors should) rely upon GAAP statements of operations.

About VistaPrint

VistaPrint Limited (NASDAQ:VPRT) is the leading online supplier of high-quality graphic design services and customized printed products to small businesses and consumers. VistaPrint offers custom designed, full-color, low-cost printed products in small quantities. Over 12 million unique customers have turned to VistaPrint for products ranging from business cards and brochures to invitations and thank you cards. Products are printed at our two state-of-the-art plants in North America and Europe that total over 200,000 square feet of production space. A global company, VistaPrint employs more than 1,200 people and operates 19 localized web sites serving over 120 countries around the world. A broad range of design options are available online at www.vistaprint.com. VistaPrint’s printed products are satisfaction guaranteed.

VistaPrint, the VistaPrint logo and VistaPrint.com are registered trademarks of VistaPrint. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains information about future expectations, plans and prospects of our management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the expected growth and development of our business including the financial guidance set forth under the heading “Financial Guidance as of January 24, 2008,” our operating performance, our margins, our market position, our reinvestment program, and our ability to successfully attract and retain customers. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, our ability to attract customers and to retain customers and to do so in a cost-effective manner, willingness of purchasers of graphic design services and printed products to shop online, failure of our investments, unexpected increases in our use of funds, failure to increase our revenue and keep our expenses consistent with revenue, failures of our web sites or network infrastructure, failure to maintain the prices we charge for our products and services, the inability of our manufacturing operations to meet customer demand, and other factors that are discussed in our Annual Report on Form 10-K for the year ended June 30, 2007, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, and other documents periodically filed with the SEC.

In addition, the statements in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations and beliefs to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Financial Tables to Follow

VistaPrint Limited

Consolidated Balance Sheets

	December 31, 2007	June 30, 2007
	(Unaudited)
	(In thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$90,182	$69,464
Marketable securities	34,808	38,578
Accounts receivable, net of allowances of $207 and $148 at December 31, 2007 and June 30, 2007, respectively	3,407	4,647
Inventory	2,366	1,144
Prepaid expenses and other current assets	7,137	4,962

Total current assets	137,900	118,795
Property, plant and equipment, net	133,874	106,192
Software and web site development costs, net	4,113	3,841
Patents	1,207	1,277
Deposits, image licenses and other noncurrent assets	7,017	4,748

Total assets	$284,111	$234,853

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$12,325	$9,445
Accrued expenses	35,293	22,403
Deferred revenue	2,734	746
Current portion of long-term debt	3,257	3,202

Total current liabilities	53,609	35,796
Deferred tax liability - non-current	1,271	1,225
Accrued compensation costs	897	—
Long-term debt	20,701	21,772
Commitments and contingencies
Shareholders’ equity:
Common shares, par value $0.001 per share, 500,000,000 shares authorized at December 31, 2007 and June 30, 2007, respectively; 43,965,969 and 43,472,317 shares issued and outstanding at December 31, 2007 and June 30, 2007, respectively	44	43
Additional paid-in capital	181,060	170,029
Retained earnings	21,315	4,066
Accumulated other comprehensive income	5,214	1,922

Total shareholders’ equity	207,633	176,060

Total liabilities and shareholders’ equity	$284,111	$234,853

VistaPrint Limited

Consolidated Statements of Operations

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)
	(in thousands, except share and per share data)
Revenue	$105,017	$64,034	$184,470	$114,037

Cost of revenue (1)	39,896	23,072	69,648	40,058
Technology and development expense (1)	11,124	6,430	20,232	11,948
Marketing and selling expense (1)	34,123	21,338	60,439	37,845
General and administrative expense (1)	8,076	4,670	15,445	9,448

Income from operations	11,798	8,524	18,706	14,738
Interest income	1,147	1,163	2,321	2,324
Other income (expense), net	100	58	98	(99)
Interest expense	421	482	856	944

Income from operations before income taxes	12,624	9,263	20,269	16,019
Income tax provision	1,455	951	2,220	1,659

Net income	$11,169	$8,312	$18,049	$14,360

Basic net income per share	$0.25	$0.20	$0.41	$0.34

Diluted net income per share	$0.24	$0.18	$0.39	$0.32

Weighted average common shares outstanding - basic	43,838,575	42,071,559	43,691,390	41,876,859

Weighted average common shares outstanding - diluted	46,313,960	45,202,495	46,056,567	44,925,124

(1) Share-based compensation cost is allocated as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)
	(in thousands)
Cost of revenue	$210	$115	$345	$182
Technology and development expense	1,056	535	1,861	912
Marketing and selling expense	989	445	1,805	718
General and administrative expense	1,434	621	2,719	1,135

	$3,689	$1,716	$6,730	$2,947

VistaPrint Limited

Reconciliations of Non-GAAP Financial Measures

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)
	(in thousands, except per share data)
Non-GAAP adjusted net income reconciliation:
Net income	$11,169	$8,312	$18,049	$14,360
Add back:
Share-based compensation expense	3,689	1,716	6,730	2,947

Non-GAAP adjusted net income	$14,858	$10,028	$24,779	$17,307

Non-GAAP adjusted net income per diluted share reconciliation:
Net income per diluted share	$0.24	$0.18	$0.39	$0.32
Add back:
Share-based compensation expense	0.08	0.04	0.14	0.07

Non-GAAP adjusted net income per diluted share	$0.32	$0.22	$0.53	$0.39

VistaPrint Limited

Consolidated Statements of Cash Flows

	Six Months Ended December 31,
	2007	2006
	(Unaudited)
	(in thousands)
Operating activities
Net income	$18,049	$14,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,068	6,271
Loss on disposal of equipment	50	286
Impairment loss on equipment	62	—
Share-based compensation expense	6,730	2,947
Deferred taxes	—	89
Changes in operating assets and liabilities:
Accounts receivable	1,344	(557)
Inventory	(1,176)	25
Prepaid expenses and other assets	(3,119)	(2,697)
Accounts payable	5,432	(2,195)
Accrued expenses and other current liabilities	13,590	5,932

Net cash provided by operating activities	52,030	24,461

Investing activities
Purchases of property, plant and equipment, net	(34,692)	(30,533)
Proceeds from sale of equipment	—	196
Purchases of marketable securities	(28,970)	(31,365)
Sales of marketable securities	32,597	27,480
Purchase of intangible assets	(1,250)	—
Capitalization of software and website development costs	(2,155)	(1,778)

Net cash used in investing activities	(34,470)	(36,000)

Financing activities
Proceeds from long-term debt	—	1,630
Repayment of long-term debt	(1,611)	(1,026)
Payment of withholding taxes in connection with settlement of RSUs	(1,583)	—
Proceeds from issuance of common shares	5,822	3,256

Net cash provided by financing activities	2,628	3,860

Effect of exchange rate changes on cash	530	91

Net increase (decrease) in cash and cash equivalents	20,718	(7,588)

Cash and cash equivalents at beginning of period	69,464	64,653

Cash and cash equivalents at end of period	$90,182	$57,065